Exhibit 99.1

RLH CORPORATION ANNOUNCES UPDATE ON EXECUTED FRANCHISE AGREEMENTS

Contract Signing Pace Year to Date 60% Ahead of Comparable 2018 Period

DENVER (July 29, 2019) — RLH Corporation (NYSE:RLH) announced today the Company executed 40 hotel franchise agreements during the second quarter, an increase of approximately 38% versus the number of contracts signed during the second quarter of 2018. The 40 contracts included 5 mid and upscale (USB) hotels and 35 select service (SSB) hotels. Year-to-date, the Company has signed 96 contracts, which include 13 USB hotels and 83 SSB hotels. On a year to date basis, contract signings are 60% ahead of the first half of 2018. Given the momentum in contract signings year to date, RLHC is raising its expectations on execution of franchise agreements in 2019 to 175 to 210 contracts from the prior guidance of 160 to 200 contracts.

RLH Corporation President of Global Development Paul Sacco stated: “Our development team’s strong start to the year illustrates the value of the RLHC brands. Our brands are seeing a great deal of interest and our contracts for new hotels are positioned to deliver higher value over time as compared to those hotels that have exited our platform. We are enthusiastic about our pipeline and are working diligently to sign with owners that embrace RLHC’s ethos and values.” Mr. Sacco continued, “The strong pace of signings in the first half of the year gives us the confidence to raise our executed contract range to 175 to 210 for 2019.”

The Company uses the net present value of royalty revenue, which includes the contract acquisition cost, to evaluate the long term contribution of a contract to its core franchising business. Year to date, contracts for new and existing locations for its USB brands had an average net present value of over $255,000 as compared to an average net present value of approximately $74,000 for the terminated USB hotels. In comparison, contracts for new and existing locations for its SSB brands had an average net present value of over $36,000 as compared to an average net present value of approximately $24,000 for terminated SSB hotels. The improvement in net present value for new contracts is demonstrative of the longer term and higher quality contracts being entered into.

Of the 96 contracts signed during the first half of the year, 30 contracts were for new locations coming onto the RLH platform. These hotels will have phased openings over the next 24 months. It is anticipated the new hotels will contribute approximately $228,000 in royalty revenue in 2019. The 30 hotels have an anticipated royalty revenue baseline of $875,000 for their first twelve months of fees, after application of incentives and fee deferments. This royalty fee stream does not include incremental revenues generated from transaction, marketing or other franchise fees.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2018, and in other documents filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contact:

Evelyn Infurna

Investor Relations

203-682-8265

investorrelations@rlhco.com